EXHIBIT 99.2
Shell Los Angeles Refinery
and Other Associated Assets
Combined Financial Statements
March 31, 2006 and 2007

Shell Los Angeles Refinery and Other Associated Assets
Combined Balance Sheet
Three Months Ended March 31, 2006 and 2007

	2006	2007
(dollars in thousands)	(Unaudited)
Assets
Current assets
Trade accounts receivable	$8,078	$8,265
Inventories	81,566	95,217
Prepaid expenses and other current assets	247	2,573

Total current assets	89,891	106,055

Property, plant and equipment
At cost	1,182,900	1,412,557
Less: Accumulated depreciation and amortization	(264,175)	(348,797)

Net property, plant and equipment	918,725	1,063,760

Other noncurrent assets	13,301	11,451

Total assets	$1,021,917	$1,181,266

Liabilities and Owner’s Net Investment
Current liabilities
Trade accounts payable	$32,541	$40,203
Other payables	13,192	51,463

Total current liabilities	45,733	91,666

Environmental liabilities	133,646	44,630
Other provisions and noncurrent liabilities	10,030	9,553
Deferred income taxes	226,476	243,655

Total liabilities	415,885	389,504

Owner’s net investment	606,032	791,762

Total liabilities and owner’s net investment	$1,021,917	$1,181,266

The accompanying notes are an integral part of these combined financial statements.

Shell Los Angeles Refinery and Other Associated Assets
Combined Statement of Income and Owner’s Net Investment
Three Months Ended March 31, 2006 and 2007

	2006	2007
(dollars in thousands)	(Unaudited)
Revenue
Operating revenue	$657,551	$582,866
Operating costs and expenses
Total cost of sales	492,446	400,549
Direct operating expenses	120,746	133,212
Depreciation and amortization	18,528	20,157

Total operating costs and expenses	631,720	553,918

Income from operations	25,831	28,948
Income before income taxes	25,831	28,948

Income tax expense	10,397	11,652

Net income after income taxes	$15,434	$17,296

Deemed contribution from (distribution to) parent company	$33,760	$100,898
Owner’s net investment
Beginning of period	$556,838	$673,568
End of period	$606,032	$791,762
The accompanying notes are an integral part of these combined financial statements.

Shell Los Angeles Refinery and Other Associated Assets
Combined Statement of Cash Flows
Three Months Ended March 31, 2006 and 2007

	2006	2007
(dollars in thousands)	(unaudited)
Cash flows from operating activities
Net income	$15,434	$17,296
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	19,598	20,802
Increase in accounts receivable	(1,470)	1,250
Increase Inventory	(30,338)	(43,489)
Increase in other assets	(3,673)	(1,091)
Accounts payable and accrued liabilities	(12,862)	9,750
Deferred income tax	4,393	4,001
Provisions and noncurrent liabilities	(815)	(2,143)

Net cash provided by (used in) operating activities	(9,733)	6,376

Cash flows from investing activities
Acquisition of fixed assets	(24,027)	(107,274)

Net cash (used in) investing activities	(24,027)	(107,274)

Cash flows from financing activities
Deemed contribution from parent company	33,760	100,898

Net cash provided by financing activities	33,760	100,898

Net cash provided (used) during year	—	—
Cash and cash equivalents
Beginning cash	—	—

Ending cash	$—	$—

The accompanying notes are an integral part of these combined financial statements.

Shell Los Angeles Refinery and Other Associated Assets
Notes to Unaudited Combined Financial Statements
March 31, 2006 and 2007

1.	Organization and Basis of Presentation

The accompanying unaudited combined financial statements present the assets, liabilities, revenues and expenses of the historical operations of the Shell Los Angeles Refinery, including the Wilmington Terminal and 278 retail sites, (“the Business”) owned by Equilon Enterprises LLC, dba Shell Oil Products US (“SOPUS”). Throughout the period covered by the financial statements, SOPUS owned and managed the Business.

In the opinion of management, the accompanying unaudited combined financial statements contain all adjustments necessary to present fairly the financial position as of March 31, 2007 and 2006, and the results of operations and cash flows for the three months ended March 31, 2007 and 2006. The unaudited combined financial statements do not include all disclosures normally required by accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying unaudited combined financial statements are presented on a carve-out basis to include the historical operations of the Business owned by SOPUS. In this context, a direct relationship existed between the carve-out operations and the sole owner, SOPUS. SOPUS’ net investment in the Business (owner’s net investment) is shown in lieu of stockholder’s equity in the combined financial statements.

Throughout the period covered by the unaudited combined financial statements, SOPUS has provided cash management services to the Business through a centralized treasury function. As a result, all charges and cost allocations for the Business were deemed to have been paid by the Business to SOPUS, in cash, during the period in which the cost was recorded in the combined financial statements.

All of the allocations and estimates in the unaudited combined financial statements were based on assumptions that SOPUS’ management believes were reasonable under the circumstances. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.
2.	Significant Accounting Policies

Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires SOPUS’ management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. Although SOPUS’ management believes these estimates are reasonable, actual results could differ from these estimates.

Revenues Revenues associated with the sale of crude oil, refined products, retail gasoline and all other sales are recorded at the time title passes to the customer.

Property and Equipment Property, plant and equipment are carried at cost, less any impairment charges. Costs subject to depreciation are net of expected salvage values and deprecation is calculated

Shell Los Angeles Refinery and Other Associated Assets
Notes to Unaudited Combined Financial Statements
March 31, 2006 and 2007

on a straight-line basis over the estimated useful lives. The useful lives of productive assets are principally 20 years.
Acquisitions and expenditures for renewals and betterments, including major refinery maintenance, are capitalized while maintenance and repairs are expensed as incurred. Costs related to capital projects are accumulated as “Construction in Progress” until the project is completed. Upon completion such costs are reclassified to property, plant and equipment. Depreciation commences when the assets are placed in service.

Asset Retirement Obligations
The Business records liabilities equal to the fair value of asset retirement obligations and corresponding additional costs in accordance with relevant accounting standards. The obligations included are those for which there is a legal obligation as a result of existing or enacted law, statutes, or contracts.

Inventories Inventories of crude oil and refined projects are valued at the lower of cost or market, reported on a LIFO basis.

Environmental and Other Accrued Liabilities
The Business accrues for environmental remediation and other liabilities when it is probable that such liabilities exist, based on past events or known conditions, and the amount of such liability can be reasonably estimated. If the Business can only estimate a range of probable liabilities, the minimum future undiscounted expenditure necessary to satisfy the Business’ future obligation is accrued.

In 2006, an agreement was reached to settle environmental obligations associated with the certain retail sites of the Business for $92 million. Based on the agreement, SOPUS received a full release of all related environmental obligations and an indemnity from any further legal or regulatory action.

Concentration of Credit and Other Risks
A significant portion of the Business’ receivables are from two unrelated customers who collectively represent 53% of the accounts receivable balance as of March 31, 2007.

Income Taxes
The Business has not historically accrued income tax expense as the Business was included as part of Shell Petroleum Inc.’s consolidated income tax return, which owns SOPUS. In accordance with the provisions of the Internal Revenue Code, the Business does not file a separate U.S. federal income return. Income tax provision represents tax expense that would be incurred if the business filed a separate stand alone tax return.

Comprehensive Income
SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all changes in equity during a period except those resulting from investments by and distributions to the Business’ shareholders. There is no difference between the Business’ net income and comprehensive income for all periods presented.

Shell Los Angeles Refinery and Other Associated Assets
Notes to Unaudited Combined Financial Statements
March 31, 2006 and 2007

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109”-
In July 2006 the FASB issued FIN 48, which is effective for financial years beginning after December 15, 2006. FIN 48 clarifies the accounting and recognition for certain tax benefits. The Business adopted FIN 48 effective January 1, 2007, which had no impact on the Business’ combined financial statements or disclosures.

3.	Taxes

Total income tax expenses for March 31, 2006 and 2007 was equivalent to an effective tax rate of 40.25% on earnings, representing the U.S. statutory rate of 35% plus state taxes incurred.

4.	Related Party Transactions

The Business has entered into purchase and sale transactions with SOPUS including its affiliates. Such transactions are in the ordinary course of business. The aggregate amounts of such transactions for the three months ended March 31, 2007 and 2006, consisted of hydrocarbon purchases from Shell Oil Products US totaling approximately $401 million and $492 million, respectively, and sales of refined products to Shell Oil Products US totaling approximately $164 million and $287 million, respectively. Certain of the Business’ personnel participate in the Alliance Pension Plan (a defined benefit plan) and the Alliance Savings Plan (a defined contribution plan). Also, certain of those personnel participate in Shell sponsored benefit plans that provide pensions and other postretirement benefits. A portion of these plans are unfunded, and the costs are shared by SOPUS and its employees. The Business’ allocated expense related to these plans was approximately $1.3 million for the three months ended March 31, 2007 and 2006.

Allocated charges for certain operating activities performed by Shell Oil Products and its affiliates are allocated as an expense to the Business. Charges related to these costs amounted to $16 million and $11 million during the three months ended March 31, 2007 and 2006, respectively and are reflected as a component of direct operating expenses. See Note 1.

5.	Commitments and Contingencies

The Business is subject to possible loss contingencies including actions or claims based on environmental laws, federal regulations, and other matters.

The Business may be obligated to take remedial action as a result of the enactment of laws or the issuance of new regulations or to correct for the effects of the Business’ actions on the environment. The Business accrued an amount of approximately $44.6 million at March 31, 2007, for planned environmental remediation activities. In SOPUS management’s opinion, this is appropriate based on existing facts and circumstances.

6.	Subsequent Events

SOPUS entered into certain agreements to sell the Business to Tesoro Corporation on January 29, 2007. The transaction closed on May 10, 2007.